For Immediate Release

TIB Financial Corp. Announces Results of the Special Meeting of Shareholders                        And Corporate Reorganization

NAPLES, Fl. September 28, 2009 -TIB Financial Corp. (NASDAQ:TIBB), parent company of TIB Bank and Naples Capital Advisors, leading financial services providers serving Southwest Florida, South Miami-Dade County and the Florida Keys, today announced it held a Special Meeting of Shareholders at the Key Largo Marriott Bay Resort in Key Largo, Florida, on September 23, 2009.  The record date for determining the shareholders entitled to notice of and to vote at the Special Meeting was the close of business on August 21, 2009.

At the special meeting, shareholders voted to amend the Company’s Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 40,000,000 to 100,000,000 shares. The principal purposes of increasing the authorized shares of common stock are to ensure that the Company has sufficient authorized and unissued shares available to complete its proposed public offering of common stock, and to provide additional authorized and unissued shares for other purposes.

Additionally, the Company announced that regulatory authorities have approved the application submitted by TIB Bank to merge The Bank of Venice into TIB Bank. The merger is intended to simplify the Company’s organizational structure, improve operational efficiency and integrate the delivery of state of the art banking services to individuals and businesses in the Venice market area.  The merger was consummated on Friday, September 25, 2009.

Thomas J. Longe, Vice Chairman, Chief Executive Officer and President of TIB Financial Corp., stated, “First, this amendment was important to ensure we had sufficient authorized shares to successfully complete the planned public offering we announced with the filing of our registration statement on Form S-1 on August 14 and to provide additional authorized and unissued shares for other purposes. We are fortunate to have continued strong shareholder support and they overwhelmingly approved the amendment to the Articles of Incorporation.  Secondly, merging The Bank of Venice with TIB Bank is essentially a corporate reorganization to consolidate and improve the efficiency and effectiveness of TIB Financial Corp.’s banking operations.”

In a separate transaction in early 2009, TIB Bank acquired the deposits and banking offices of Riverside Bank of the Gulf Coast from the FDIC. Riverside operated two branches in the Venice market. Now with the merger of The Bank of Venice, TIB Bank is the largest community bank in the Venice market and has five branch locations within Sarasota County, providing greater convenience and flexibility to all customers.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.8 billion in total assets and 28 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Cape Coral, Nokomis and Venice.  TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and Naples Capital Advisors, Inc., serves the personal and commercial banking, investment management and trust needs of local residents and businesses in its market areas. The companies' experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank and Naples Capital Advisors, Inc., visit www.tibbank.com and www.naplescapitaladvisors.com. For more information, contact Thomas J. Longe, Vice Chairman, Chief Executive Officer and President at 239-263-3344 or Stephen J. Gilhooly, Executive Vice President, Chief Financial Officer and Treasurer at 239-659-5876.

Except for historical information contained herein, the statements made in this press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control, may cause actual results to differ materially from those in the "forward-looking" statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

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